Exhibit 10.12

BB&T Leasing Corporation Post Office Box 31273 Charlotte, NC 28231	EQUIPMENT LEASE (Finance)
12/16/02 Date of Lease		6500135-001 Contract Number
Lessee		Asset Location
Name:	Mountaineer Park, Inc.	Name:	Mountaineer Race Track & Gaming Resort

Address:	Route 2	Address:	Route 2

	P.O. Box 358 Chester, WV 26034		P.O. Box 358 Chester, WV 26034

Attn:		County:	Hancock

Telephone:	(304) 387-8300	Telephone:	(304) 387-8300

Asset Description:

Model:	Serial #:

If Schedule "A" is attached check here: ☒

Estimated Cost:	$787,887.00*	Estimated Monthly Payment:	$24,017.85	Estimated Residual:	$1.00	No. of Monthly Payments:	36	Advance Payment:	$24,017.85

Actual Cost:	$757,812.50*	Monthly Lease Payment:	$22,939.43	Stated Residual:	$1.00	Lease Payment Commencement Date:	1/1/2003

*
Includes $100 documentary fee

        IN WITNESS WHEREOF, the parties hereto hereby execute this lease as of the day and year written as the date of lease.

	BB&T LEASING CORPORATION		/s/ EDSON R. ARNEAULT
BY:	/s/	Lessee:	Mountaineer Park, Inc.
Title:		Title:	President & CEO

        THIS EQUIPMENT LEASE (herein "lease" or "agreement") is made in Charlotte, North Carolina, by and between BB&T LEASING CORPORATION (herein "Lessor") and the above named Lessee.

        1.    Lease of Equipment. Lessor hereby leases to Lessee and Lessee leases from Lessor equipment (herein "equipment") described above upon the terms and conditions set forth herein.

        2.    Lease Term. The term of this lease commences on the date set forth above and shall continue thereafter until the end of the month for which the last lease payment required is made or until final settlement is otherwise made pursuant to the terms hereof.

        3.    Lease Payments. Within the lease term, lease payments shall be made on or before the first day of each calendar month commencing the first day of the month immediately following delivery of the equipment to Lessee. The first such payment shall include an interim charge for the period from the delivery date of the equipment to the first lease payment date. Lessee authorizes Lessor to fill in the Lease Payment Commencement Date above with the date the first lease payment is due hereunder. Time is of the essence. Should Lessee fail to pay the lease payment on or before the tenth day of the calendar month it became due, Lessor may collect from Lessee as an additional lease payment an amount equal to five percent (5%) of such monthly lease payment. Lessor may charge a $20.00 return check charge for each Lessee check which is returned unpaid for any reason.

        4.    Ownership of Equipment; Special Power of Attorney. (a) The equipment is, and shall at all times remain, the property of Lessor and Lessee shall have no right, title or interest therein or thereto except as expressly set forth in this lease. The equipment is, and shall at all times be and remain, personal property notwithstanding that the equipment or any part thereof may now be, or hereafter become, in any manner affixed or attached to real property or any building thereon by any means. If Lessor supplies Lessee with labels stating that the equipment is owned by Lessor, Lessee shall affix and keep the same on each item of equipment. (b) Lessee hereby appoints Lessor Lessee's attorney-in-fact for the purpose of executing in the Lessee's name and filing any instrument or document, including UCC financing statements, pertaining to or evidencing Lessor's interest in the equipment and for the purpose of paying, on Lessee's behalf, any fee, tax or other expense arising out of such a filing and out of a records search in connection with the same. Lessee shall reimburse Lessor for any such payment. Lessor specifically disclaims any security interest in all cash, coins or related currency utilized in the equipment.

        5.    Use of Equipment. Lessee acknowledges that it is leasing the equipment for commercial purposes. Lessee shall use the equipment in a careful manner and shall comply with all laws and regulations relating to its possession, use and maintenance.

        6.    Delivery, Location and Inspection. The equipment shall be delivered and thereafter kept at the Mountaineer Race Track & Gaming Resort, and shall not be removed therefrom without Lessor's written consent. Upon tender of the equipment in good repair, Lessee shall promptly accept such equipment and execute a Delivery Receipt therefor. Lessor shall have the right to inspect the equipment after providing reasonable notice and at reasonable times; provided, however, that such inspections shall be on such dates and such times as to avoid any interference with Lessee's use of the machines for its customary business purposes. Lessee shall, whenever requested by Lessor, advise Lessor of the exact location of the equipment. In no event, however, shall Lessor be entitled to inspect the equipment more than one (1) time every six (6) months absent a default by Lessee.

        7.    Warranties. Lessee agrees that it has selected the equipment based upon its own judgment and that Lessor has acquired the equipment only in connection with this lease. Lessee disclaims any reliance upon any statements or representations of Lessor. LESSOR MAKES NO WARRANTY WITH RESPECT TO THE EQUIPMENT OR ANY PART OR PIECE THEREOF, EXPRESSED OR IMPLIED, AND LESSOR SPECIFICALLY DISCLAIMS ANY WARRANTY OF SUITABILITY, CONDITION, MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE AND ANY LIABILITY FOR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF THE EQUIPMENT OR INABILITY TO USE THE EQUIPMENT OR ANY PART OR PIECE THEREOF. Lessee agrees to make the lease payment and other payments required hereunder without regard to the condition, suitability or fitness of the equipment and to look only to persons other than the Lessor (such as the manufacturer, vendor or carrier thereof) if any item of the equipment is for any reason defective.

        8.    Advance Lease Payments. Any advance lease payment paid by Lessee to Lessor for the lease of the equipment shall be applied by Lessor to the first lease payment due hereunder and, if any of the advance payment remains after such application, it will be held by Lessor for satisfaction of Lessee's obligations under this lease.

        9.    Determination of Actual Cost. Actual Cost means the cost to Lessor of purchasing and delivering the equipment to Lessee, including excise and other taxes, transportation and all other charges. The amount of each estimated lease payment and the estimated cost set forth above are estimates and it is mutually agreed that upon final determination of the Actual Cost, Lessor will adjust the lease payments proportionately if the Actual Cost differs from Estimated Cost, insert the appropriate figures and notify the Lessee of such amounts. Lessee authorizes Lessor to add to the amount of any lease payment any tax that may be imposed on or measured by the lease payments. The Stated Residual shall be One Dollar ($1.00). If the Actual Cost differs materially (as determined by Lessor) from the estimated cost initially set forth above, Lessor, at its option, may terminate this lease.

        10.  Insurance.

        (a)    Personal Property.    MTR Gaming Group, Inc. and its subsidiaries (collectively, the "Lessee Group") shall maintain a special causes of loss ("All Risk") perils property coverage for all personal property owned, leased or for which the Lessee Group is legally liable. The coverage will include a lenders' loss payable endorsement in favor of Lessor. The policy providing personal property coverage may include a deductible of no more than Twenty-Five Thousand Dollars ($25,000.00) for any single occurrence. Flood and earthquake deductibles can be no more than Two Hundred Fifty Thousand Dollars ($250,000.00), if a separate deductible applies.

        (b)    Commercial General Liability.    The Lessee Group shall maintain a Commercial General Liability policy with a One Million Dollar ($1,000,000.00) combined single limit for bodily injury and property damage, including Products Liability, Contractual Liability, and all standard policy form extensions. The policy must provide a Two Million Dollar ($2,000,000.00) general aggregate (per location, if multi-location risk) and be written on an "occurrence form". If the general liability policy contains a self-insured retention, it shall be no greater than Ten Thousand Dollars ($10,000.00) per occurrence, with an aggregate retention of no more than Two Hundred Fifty Thousand Dollars ($250,000.00), including expenses.

        11.  Operation and Repair. Lessee shall pay or cause to be paid all costs, expenses, fees and charges incurred in connection with the use and operation of the equipment and shall keep the equipment in good condition and repair and furnish all parts, mechanisms and devices required therefor. Lessee shall reimburse Lessor upon demand, as an additional lease payment, the amount of any such costs, expenses, fees or charges which are paid by Lessor.

        12.  Alterations. Lessee shall not make any alterations, additions or improvements to the equipment which impair the economic value, economic and useful life, or functional utility of the equipment without Lessor's written consent. Any alterations, modifications and attachments made to the equipment must be removed without damaging the functional capabilities or economic value of the equipment upon the termination of the Lease. If not so removed, all additions and improvements made to the equipment shall become the property of Lessor.

        13.  Liens and Taxes. Lessee shall keep the equipment free and clear of all levies, liens and security interests and shall give Lessor immediate notice of any attachment or other judicial process affecting any item of equipment. Lessee shall pay all charges and taxes (local, state and federal) which may now or hereafter be imposed upon the ownership, leasing, rental, sale, purchase, possession or use of the equipment, excluding all taxes on or measured by Lessor's net income.

        14.  Lessor's Payment. If Lessee fails to procure or maintain said insurance, release said liens or pay said charges and taxes, Lessor shall have the right, but shall not be obligated, to obtain such insurance, release such liens or pay such charges and taxes and Lessee shall pay to Lessor the amounts so paid, on demand, as an additional lease payment.

        15.  Assignment or Sublease. Without Lessor's prior written consent, Lessee shall not (a) assign, transfer, pledge, hypothecate or otherwise dispose of this lease or any interest herein, or (b) sublet or lend the equipment or permit it to be used by anyone other than Lessee or Lessee's employees. Lessor may assign this lease and/or mortgage the equipment, in whole or part, without notice to Lessee and its assignee or mortgagee may reassign this lease and/or such mortgage, without notice to Lessee. However the Lessor shall not assign or transfer this Lease or its interest in this Lease Agreement to any other entity without the prior approval of the West Virginia Lottery Commission (312 MacCorkle Avenue, Charleston, West Va. 25314)., Each such assignee and/or mortgagee shall have all of the rights but none of the obligations of Lessor under this lease. Lessee shall execute and deliver an acknowledgement of each such assignment and/or mortgage and shall not assert against the assignee and/or mortgagee any defense, counterclaim or offset that Lessee may have against Lessor. Subject to the foregoing, this lease inures to the benefit of and is binding upon the heirs, legatees, personal representatives, successors and assigns of the parties hereto. Lessee hereby waives any and all existing and future claims and offsets against any lease payments or other payments due hereunder and agrees to pay the lease payments and other amounts hereunder regardless of any offset or claim which may be asserted by Lessee or on its behalf.

        16.  Loss and Damage. Lessee shall bear the entire risk of loss, theft, destruction or damage of the equipment from any cause whatsoever and no loss, theft, destruction or damage of the equipment shall relieve Lessee of the obligation to pay lease payments or of any other obligation under this lease. In addition, Lessee shall bear the entire risk of loss, theft, destruction or damage of the equipment in the course of its transportation or delivery to Lessee, notwithstanding the failure of Lessee to execute a Delivery Receipt for such equipment.

        17.  INDEMNITY. Lessee hereby indemnifies Lessor against and agrees to hold it harmless from any and all claims, actions, proceedings, liability and expense (including legal expense) arising in connection with the equipment, including without limitation the manufacture, selection, ordering, purchase, delivery, possession, ownership, use, condition, operation or return thereof and including liability for death or injury to persons, damage to property and strict liability under the laws or judicial decisions of any state or of the United States. This indemnity will survive a termination of this lease.

        18.  Default. Each of the following events will constitute an "Event of Default" hereunder: (a) Lessee's failure to pay when due any lease payment or other charges required herein to be paid within ten days following written notice thereof by Lessor to Lessee; (b) Lessee's failure to observe or perform any other agreement required herein to be observed or performed by Lessee and Lessee's continued failure for ten days following written notice thereof by Lessor to Lessee; (c) the cessation of doing business as a going concern or assignment for the benefit of creditors by the Lessee or any guarantor of this lease or any partner of Lessee if Lessee is a partnership; (d) the bankruptcy or receivership of Lessee; (e) Lessee's failure to submit timely financial or credit information in accordance with the requirements of the Credit Agreement or Lessee's submission of financial or credit information that is false or misleading in any material respect when submitted; and (f) Lessee's default in the repayment of any indebtedness Lessee may now or hereafter owe Lessor or any affiliate thereof or any other entity or person. In any event of Default, any Notice of Default provided to Lessee will simultaneously be provided to the West Virginia Lottery Commission (312 Maccorkle Avenue Charleston, West Virginia 25314.

        19.  Remedies. Lessor and Lessee agree that Lessor's damages suffered by reason of the occurrence of an Event of Default are uncertain and not capable of exact measurement at the time this lease is executed and therefore they agree that, for purposes of this paragraph 19, "Lessor's Loss" as of any date will be the sum of the following: (i) the amount of all lease payments and other amounts payable by Lessee hereunder that are due but unpaid as of such date; plus (ii) all lease payments and other amounts required hereunder to be made during the course of the remainder of the term hereof less unearned income which would otherwise have been realized by Lessor from the date of termination or surrender through the remainder of the term of this lease; plus (iii) the Stated Residual of the equipment as set forth above. Upon the occurrence of an Event of Default and at any time thereafter, Lessor may, subject to Lessee's right to purchase the equipment pursuant to Section 21(b), exercise any one or more of the following remedies.

          (a)  Lessor may, by written notice to Lessee, terminate this lease and declare an amount equal to Lessor's Loss as of the date of the notice to be immediately due and payable, and the same will then be and become immediately due and payable without further notice or demand, and all rights of the Lessee to use the equipment will terminate but Lessee will remain liable as provided in this paragraph. Lessee will at its expense promptly deliver the equipment to Lessor at a location specified by Lessor. .

          (b)  Lessor may proceed by appropriate court action to enforce performance by Lessee of the applicable covenants of this lease or to recover, for breach of this lease, Lessor's Loss as of the date Lessor's Loss is declared due and payable hereunder. Lessor may elect binding arbitration of any dispute with Lessee regarding a default by Lessee and any such arbitration will be conducted in Charlotte, North Carolina pursuant to the Rules of the American Arbitration Association.

          (c)  In the event Lessor repossesses the equipment, Lessor will publicly or privately sell or lease each item of the equipment in such manner and upon such terms as Lessor may in its sole discretion determine to be appropriate. The proceeds of the sale or lease will be applied to reimburse Lessor for Lessor's Loss and any additional amounts due under subparagraphs (d) and (e), below. Lessor will be entitled to any surplus and Lessee will remain liable for any deficiency. For purposes of this subparagraph, the proceeds of any lease of all or any part of the equipment by Lessor will be the amount reasonably assigned by Lessor as the cost of such equipment in determining the lease payments under such lease.

          (d)  Lessor may recover interest on the unpaid balance of Lessor's Loss from the date of the Event of Default until the date that it is fully paid equal to ten percent or the highest rate permitted by law.

          (e)  Subject to final court order Lessor may exercise any other right or remedy available to it by law or agreement, and may in any event recover attorneys' fees of fifteen per cent of Lessor's Loss together with all other expenses incurred by reason of an Event of Default or the exercise of any remedy hereunder, including without limitation the expenses of repossession, repair, storage, transportation and disposition of the equipment.

        No remedy provided for in this paragraph is intended to be exclusive and each will be cumulative but only to the extent necessary to enable Lessor to recover from Lessee amounts for which Lessee is liable hereunder. No express or implied waiver by Lessor of any breach of Lessee's obligations hereunder will constitute a waiver of any other breach of Lessee's obligations hereunder.

        20.  [Intentionally Deleted]

        21.  Surrender and Final Settlement.

        (a)  On or before the termination of this Lease, Lessee shall pay Lessor all sums due hereunder, whether for lease payment or otherwise. If any such sum is past due, it will bear interest at the highest rate allowed by law and such accrued interest shall be paid by Lessee prior to termination.

        (b)  Provided that Lessee shall have paid all sums due hereunder (including the Lendor's Loss in the Event of Default), Lessee shall have upon the termination of this Lease the right to purchase the equipment for the Stated Residual plus $100.

        22.  Notices. Any written notice or demand shall be given to a party by mailing it to the party at its address set forth above, or at such address as the party may provide in writing from time to time. Notice or demand so mailed shall be effective when deposited in the United States mail, duly addressed and with postage prepaid.

        23.  Financial Information.

        (a)    Quarterly Reporting.    Within forty-five (45) days after the end of each fiscal quarter, Lessee shall provide Lessor with the consolidated and consolidating balance sheet, income statement, statement of cash flows, statement of retained earnings and operating statement for the fiscal quarter under review and reflecting year-to-date performance of the Lessee Group and a comparison of the financial performance of the Lessee Group to the prior fiscal year's operations and projected results from operations (in each case reconciled with year end audited statements and compared to budget and prior year period) of the Lessee Group all in reasonable detail. Such financial statements shall be certified by an officer of the Lessee Group as fairly presenting the financial condition, results of operations and cash flows of the Lessee Group in accordance with GAAP (other than footnote disclosures) as at such date and for such periods, subject only to normal year-end accruals and audit adjustments.

        (b)    Annual Financial Reporting.    Within ninety (90) days after the end of each fiscal year, Lessee shall provide Lessor with the consolidated and consolidating balance sheet, income statement, statement of retained earnings and cash flows (reconciled with year end audited statements) of the Lessee Group as at the end of such fiscal year, all in reasonable detail. Such financial statements shall be prepared in accordance with GAAP and shall be accompanied by a report of independent public accountants of recognized standing selected by Borrowers and reasonably satisfactory to the Lessor (it being understood that Ernst & Young, LLP or any "Big 5" accounting firm shall be automatically deemed satisfactory to the Lessor), which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions as to the scope of the audit. Such financial statements shall be certified by an officer of the Lessee Group in the same manner as required with respect to financial statements delivered pursuant to Section 23(a);

        (c)    SEC Reporting.    Promptly after the same are available, Lessee shall provide Lessor with copies of each annual report, proxy or financial statement or other report or communication that shall have been sent to the stockholders of MTR Gaming Group, Inc. ("MTR") and copies of all annual, regular, periodic and special reports (including, without limitation, each 10Q and 10K report) and registration statements which MTR shall have filed or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Lessor pursuant to other provisions of this Section 23.

        24.  Entire Agreement; Miscellaneous. This agreement, together with Schedule "A", if attached, and the Delivery Receipt executed by Lessee in connection with the equipment, constitute the entire agreement between Lessor and Lessee and supersedes any agreement heretofore entered into between the parties relating to the equipment. If more than one Lessee is named in this lease, the liability of each shall be joint and several. No agent or employee of any manufacturer or dealer is authorized to bind Lessor, waive or alter any term or condition or add any provision hereto. Waiver by Lessor of any provision in one instance shall not constitute a waiver as to any other instance. This lease shall be governed by and construed in accordance with the laws of the State of West Virginia. The plural shall include the singular and the singular the plural. Lessee shall provide Lessor with such corporate resolutions, opinions of counsel and other documents as Lessor shall request from time to time. Any provision of this agreement prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions of this agreement.